EXHIBIT 10.3

FIRST AMENDMENT

TO

EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “First Amendment”) is entered into on March 29, 2007 by and between Live Nation Worldwide, Inc. (formerly known as SFX Entertainment, Inc.), a Delaware corporation (the “Company”), and Michael G. Rowles (the “Employee”).

WHEREAS, the parties have entered into that certain Employment Agreement dated effective as of March 13, 2006 (the “Original Agreement”).

WHEREAS, the parties desire to amend the Original Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Section 1 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“The Employee’s term of employment starts on the Effective Date of this Agreement and ends on the close of business on December 31, 2009 (the “Employment Period”). Beginning on January 1, 2010 and continuing for so long thereafter as the Employee is employed hereunder, the Employment Period shall be automatically extended day to day so that there will always be exactly one (1) year remaining in the Employment Period, unless either party terminates this Agreement in accordance with Section 7 below.”

2. The first sentence of Section 3(a) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“Effective January 1, 2007, the Company will pay the Employee an annual base salary of $425,000.00.”

3. The first sentence of Section 3(b) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“The Employee will be eligible for an annual performance bonus based upon the achievement of (i) financial targets by the Company and/or any divisions and/or business units thereof, and/or (ii) personal goals and objectives related to the individual performance of the Employee, in each case as set and determined in writing by the Chief Executive Officer for each calendar year.”

4. The first sentence of Section 7(c) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“The Company may terminate the Employee’s employment with the Company for any reason at any time after December 31, 2009.”

5. The first sentence of Section 7(e) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“The Employee may provide notice at any time after December 31, 2009 of his intent to terminate his employment with the Company without cause.”

6. Section 8(d) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“Termination by Company Without Cause or Termination by Employee for Good Reason. If the Employee’s employment with the Company is terminated by the Company without Cause, or by Employee for Good Reason, the Company will, within the time period as required under the laws of the State of California, pay in a lump sum amount to the Employee his accrued and unpaid base salary, prorated bonus, if any (see Section 3(b) above and Exhibit A), unreimbursed expenses and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies). Additionally, in lieu of a termination of employment, the Employee has the option of continuing employment by electing to become a part-time consultant to the Company for a period of twelve (12) months (the “Consulting Period”) in exchange for severance pay. In that event, the Company will pay the Employee’s base salary for the greater of (i) the remainder of the Employment Period or (ii) twelve (12) months, in either case in periodic payments in accordance with ordinary payroll practices and deductions. The payment will be owed and paid by the Company provided that the Employee: (i) serves as an exclusive part-time consultant during the Consulting Period; (ii) agrees not to compete with the Company, directly or indirectly, during the Consulting Period in accordance with Section 2(b) above; and (iii) agrees to and signs a general release of claims in a form and manner reasonably satisfactory to the Company. The amount of any severance pay provided to the Employee under this Section 8(d) shall not be reduced by any compensation earned by the Employee as the result of employment by another employer during the Consulting Period or offset against any amount claimed to be owed by the Employee to the Company. In addition, notwithstanding any other provision of this Agreement to the contrary, to the extent that (i) any amount paid pursuant to this Section 8(d) is treated as nonqualified deferred compensation pursuant to Section 409A of the Internal Revenue Code of 1986 as amended (the “Code”) and (ii) the Employee is a “specified employee” pursuant to Section 409A(2)(B) of the Code, then payments for months one (1) through six (6) of the Consulting Period shall be made on the date which is six (6) months after the date of the termination of the Employee’s employment hereunder and all further payments shall be made on a monthly basis for the remaining payments.”

7. Exhibit A of the Original Agreement is hereby deleted in its entirety.

8. On February 16, 2007, the Employee was granted (i) options to purchase 50,000 shares of Live Nation, Inc. common stock vesting in four equal annual installments on the first, second, third and fourth anniversaries of the grant date and (ii) 25,000 shares of Live Nation, Inc. restricted stock vesting 25% if certain performance goals for fiscal year 2007 are met by the Company, and the remaining 75% vesting in three equal annual installments on the second, third and fourth anniversaries of the grant date. If the established performance goals for fiscal year 2007 are not achieved, then the grant will be forfeited in its entirety.

9. The Original Agreement is and shall continue to be in full force and effect, except as amended by this First Amendment, and except that all references in the Original Agreement to “Agreement” or words of like import referring to the Original Agreement shall mean the Original Agreement as amended by this First Amendment.

10. Any and all defined terms which are not explicitly defined herein shall have the meaning ascribed to them in the Original Agreement.

11. This First Amendment may be signed in counterpart originals, which collectively shall have the same legal effect all signatures had appeared on the same physical document. This First Amendment may be signed and exchanged by electronic or facsimile transmission, with the same legal effect as if the signatures had appeared in original handwriting on the same physical document.

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first written above.

LIVE NATION WORLDWIDE, INC.

By:	/s/ Michael Rapino
Michael Rapino
President and Chief Executive Officer

/s/ Michael G. Rowles
Michael G. Rowles

[Signature Page to First Amendment to Employment Agreement]